UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 6, 2011 (October 4, 2011)

Cleveland BioLabs, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street	14203
Buffalo, NY	(Zip Code)
(Address of Principal Executive Offices)

(716) 849-6810
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2011, Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), entered into an Investment Agreement (the “Investment Agreement”), dated as of September 19, 2011, with Panacela Labs, Inc., a Delaware corporation (“Panacela”), and Open Joint Stock Company “Rusnano”, an open joint stock company organized under the laws of the Russian Federation (“Rusnano”), to provide funding to Panacela for the Project (as defined below).  Panacela was incorporated on March 18, 2011 in anticipation of the transactions contemplated by the Investment Agreement and, in particular, to carry out a complete cycle of development, research, performance of clinical trials, production and sales of a line of pharmaceutical drugs for the treatment of oncological, infectious or other diseases (collectively, the “Project”). On October 4, 2011, the transactions contemplated by the Investment Agreement were consummated.

Pursuant to the Investment Agreement, on or prior to the closing date, (i) the Company invested $3.0 million and, together with certain third-party owners, assigned and/or provided exclusive licenses, as applicable, to Panacela in respect of certain intellectual property necessary for the Project  and (ii) Rusnano provided $9.0 million to Panacela with additional amounts of up to $17 million to be provided by Rusnano upon the achievement of certain development milestones as set forth in the Investment Agreement. The Company and Rusnano also received warrants in Panacela that will provide them with an option to increase their respective investments at two and four years following the initial investment.

Following closing, the Company has an initial ownership stake of approximately 55% in Panacela. It is anticipated that the Company will retain an ownership stake of approximately 51% in Panacela after giving effect to all subsequent investments by Rusnano, the exercise of all the warrants and the completion of the third party investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: October 6, 2011	By:	/s/ Michael Fonstein
		Name:	Michael Fonstein, Ph.D.
		Title:	Chief Executive Officer